DATED 2008-07-27



                                 Emanuele ROSSI

                                Vincenzo PETRETTI

                                Giuseppe SCIRETTA

                                 Philippe FAVRE

                                Nicolas PELLOLIO

                                  Paul SANCHEZ

                              Pierangelo BOTTINELLI

                                  Michel SCALEA

                             Arnaud LIGUER-LAUBHOUET

                                Gennaro PETRETTI

                         PHOENIX VERMOGENSVERWALTUNG [.]

                                      -and-

                                Nicola SAVORETTI

                            (hereafter the "Vendors")

                                      -and-

                            STRATUS MEDIA GROUP, Inc.
                           (hereafter the "Purchaser")

                         -------------------------------

                            SHARE PURCHASE AGREEMENT
               (in respect of the shares in Exclusive Events S.A.)

                         ------------------------------

THIS SHARE PURCHASE AGREEMENT is made the 27th day of July 2008,

BETWEEN

(1) Emanuele ROSSI, Route du Rawyl 35, 3596 Montana, Switzerland Vincenzo PETRETTI, Rue du Perron 39, 1196 Gland, Switzerland Giuseppe SCIRETTA, Chemin des Tuileries 20, 1212 Grand Lancy, Switzerland Philippe FAVRE, Route de Soral 121, 1233 Lully, Switzerland Nicolas PELLOLIO, Chemin de la Grange 11, 1273 Le Muids, Switzerland Paul SANCHEZ, Rue de Pelaz 33, 1269 Bassins, Switzerland Pierangelo BOTTINELLI, Immeuble Victoria A/23, 3963 Montana, Switzerland Michel SCALEA, Route d'Hermance 241G, 1246 Corsier, Switzerland Arnaud LIGUER-LAUBHOUET, Au Village, 1195 Bursinel, Switzerland Gennaro PETRETTI, Route de Chancy 168, 1232 Confignon, Switzerland PHOENIX VERMOGENSVERWALTUNG, Vanterpool Plaza, PO BOX 873 Wickhamx cay n1, Road Town, Tortola, BVI -and- Nicola SAVORETTI, York Mansions 30, Prince of Wales Drives, SW11 London, UK (collectively, the "Vendors");

(2) Stratus Media Group, Inc. a company incorporated under the laws of California whose registered office is [.], Los Angeles, CA [.] (the "Purchaser")


RECITALS

A. (1) EXCLUSIVE EVENTS S.A. is a corporation limited by shares incorporated in Nyon / Switzerland under the laws of Switzerland (the "Company").

      (2) Further details relating to the Company are set out in Part 2 of the First Schedule to this Agreement.

B. The Vendors are and will at Completion be the legal and beneficial owners free from all liens, charges and encumbrances of the shares in the Company, as set out in Part 1 of the First Schedule.


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

C. The Vendors and the Purchaser (further details relating to the Purchaser are set out in the Second Schedule) have agreed that the Purchaser shall purchase and the Vendors shall sell the shares in the Company upon and subject to the terms and conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.    INTERPRETATION

1.1   In this Agreement:

      (i) The following words and expressions shall (save where the context otherwise requires) have the meanings set against them below:

            "2008 Shortfall" has the meaning provided in clause 3.2 of this Agreement;

            "Agreed Form" means in the form agreed by and signed by or on behalf of the Parties;

            "Auditors" means the Auditors for the time being of each of the Company and Purchaser;

            "Business" means the business and operations of the Company as presently conducted.

            "Business Day" means a day when banks are open for business in Switzerland;

            "Catch-Up Payment" has the meaning provided in clause 3.2 of this Agreement;

            "CHF" means the currency having legal tender in Switzerland;


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            "Claim" means any a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or a party to this Agreement.

            "Client Entities" means clients with which the Company has worked as of the date of this Agreement, and future clients of the Company.

            "Companies Acts" means the provisions of the Swiss Code of Obligations pertaining to corporations (societe anonyme or Aktiengesellschaft);

            "Company" means Exclusive Events S.A., a company, further details of which are set out in Part 2 of the First Schedule;

            "Company Financial Statements" means (i) the audited consolidated balance sheet of the Company as of each of December 31, 2006, December 31, 2007, and the audited consolidated profit and loss statement and consolidated statement of cash flows of the Company for each of the foregoing periods; and (ii) the consolidated balance sheet of the Company as of and June 30, 2008, and the consolidated profit and loss statement and consolidated statement of cash flows of the Company for the same period.

            "Company Financial Statement Date" means June 30, 2008;

            "Completion" means the date on which completion of the sale and purchase of the Shares takes place;

            "Directors" means the persons listed in Part 2 of the First Schedule as the directors of the Company;

            "Employed Vendors" means, collectively, Mr. Emanuele Rossi, Mr. Vincenzo Petretti, Mr. Nicolas Pellolio and Mr. Philippe Favre.

            "Employment Agreements" means the employment contracts in the Agreed Form between Exclusive Events S.A. and: Mr. Emanuele Rossi, Mr. Vincenzo Petretti, Mr. Nicolas Pellolio and Mr. Philippe Favre;

            "Encumbrances" means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or any agreement to create any of the above;

            "Initial Consideration" means the initial sum payable for the Shares determinable and payable in accordance with clause 3.1;

            "Intellectual Property Rights" means all rights conferred under statute, common law or equity in relation to: (i) patents, copyright, registered and unregistered designs, trademarks, domain names, business names and confidential information; and (ii) any application or right to apply for registration of any of the rights referred to in (i) above;

            "Material Contract" means either (i) any contract that relates to, or is likely to relate to, revenue or costs in any financial year of CHF 2,000.00 or more; or (ii) any contract which (irrespective of quantitative value), might reasonably be expected to be material to a prudent intending purchaser of the Shares or the Business, including any contract between a Vendor on the one hand, and the Company on the other hand;

            "Notary Public" has the meaning provided in clause 3.4 of this Agreement;

            "Operational Margin" means the Company's turnover less direct sales cost.

            "Parties" means either of the Vendors, collectively, or the Purchaser and "Party" shall be construed accordingly;

            "Person" means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing, or other entity;


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

            "Pledge Agreement" means the pledge agreement in the Agreed Form in respect of the Shares pledged under Clause 6 of this Agreement.

            "Purchaser Common Stock" means shares of common stock in Stratus Media Group, Inc. serving as part of the consideration for the acquisition of 100% of the Shares in the Company and shall be unrestricted common stock free from any and all incumbencies and from any and all third parties' rights, except as expressly noted in this Agreement;

            "Purchaser's Lawyers" means TroyGould PC in Los Angeles

            "Rented Premises" means the Company's offices at 13, route de Champ-Collin, 1260 Nyon, Switzerland;

            "SEC" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act ;

            "SEC Document" means that Current Report on Form 8-K filed by the Purchaser with the SEC on March 14, 2008;

            "Second Consideration" means a further sum payable for the Shares determinable and payable in accordance with clause 3.2;

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder;

            "Shares" means the shares (or equity interests) in the Company;

            "Tax" means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition;

            "Third Consideration" means a further sum payable for the Shares determinable and payable in accordance with clause 3.3;

            "Transactions" means all of the transactions contemplated by this Agreement ;

            "USD" means the currency having legal tender in the United States;

            "Vendors' Lawyers" means Budin & Partners in Geneva, Switzerland;
            and

            "Warranty Claim" has the meaning provided in clause 5.6 of this Agreement.


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

      (ii) Words and phrases defined in the relevant Companies Acts bear the same respective meanings when used in this Agreement.

      (iii) Any reference to any clause or schedule (other than to a schedule to a statutory provision) is a reference to a clause or schedule to this Agreement and the schedules form part of and are deemed to be incorporated in this Agreement.

      (iv) The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

      (v) Headings and titles are inserted for convenience only and shall not affect the construction of the document.


      (vi) Any reference to the provisions of any legislation or to things done or falling to be done under the provisions of any legislation shall if and so far as the nature of the reference permits be construed as including in relation to the times, years, periods, circumstances or purposes in relation to which a corresponding provision in any repealed enactments or in any subsequent enactments has or had or will have effect a reference to or as the case may be to things done or falling to be done under or for the purposes of that corresponding provision.

      (vii) References to statutory provisions shall be construed as references to those provisions as amended, replaced or re-enacted from time to time whether before or after the date of this Agreement and shall include any provisions of which they are re-enactments (whether with or without modification).

      (viii) The expressions "Vendors" and "Purchaser" include the respective successors in title and heirs of such parties.

      (ix) Any reference to persons includes a reference to firms, corporations or unincorporated associations.

2.    SALE OF SHARES

2.1 Subject to the terms and conditions of this Agreement, the Vendors shall sell or procure the sale as legal and beneficial owner and the Purchaser shall purchase the Shares at Completion free from all Encumbrances but including all rights attaching to them including any dividends or distributions declared or paid on the Shares after the date of this Agreement.

2.2 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares are simultaneously completed.

2.3 The Vendors hereby waive any pre-emption rights they may have in relation to any of the Shares under the Articles of Association of the Company or otherwise.

3.    CONSIDERATION

3.1 The Initial Consideration shall be the sum of USD 1,612,000.00 to be delivered at Completion. The figure of USD 1,612,000.00 comprises a cash amount of USD 1,128,000.00 and the equivalent of USD 484,000.00 in Purchaser Common Stock, based on a stock trading price corresponding to the average closing price of such Purchaser Common Stock for the 30 trading days preceding the date of Completion.


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

3.2   The Second Consideration shall be calculated and paid as follows:

      - If the Company's Operational Margin for the business year 2008 is equal to CHF 1,033,000.00, the Second Consideration shall be the sum of USD 806,000.00 to be paid on the day of the twelve-month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland). The figure of USD 806,000.00 comprises a cash amount of USD 242,000.00 and the equivalent of USD 564,000.00 in Purchaser Common Stock, based on a stock trading price corresponding to the average closing price of such Purchaser Common Stock for the 30 trading days preceding the day of the twelve-month anniversary of Completion.

      - If the Company's Operational Margin for the business year 2008 is higher than CHF 1,033,000.00, the Second Consideration shall be:

            1. The sum of USD 806,000.00 to be paid on the day of the twelve-month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland). The figure of USD 806,000.00 comprises a cash amount of USD 242,000.00 and the equivalent of USD 564,000.00 in Purchaser Common Stock, based on a stock trading price corresponding to the average closing price of such Purchaser Common Stock for the 30 trading days preceding the day of the twelve-month anniversary of Completion; and 2. Stock options for the Employed Vendors, which such stock options shall be issued on the day of the twelve-month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland), subject to approval of the Board of Directors of Purchaser, and the amount of which shall be determined in accordance with the Employment Agreements.

      - If the Company's Operational Margin for the business year 2008 is lower than CHF 1,033,000.00 (such shortfall, the "2008 Shortfall"), the Second Consideration shall be paid on the day of the twelve-month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland) and calculated as follows:

                                            Operational Margin
            Total Second Consideration =    ___________________ x USD 806,000.00

                                                1,033,000

            The Second Consideration comprises a cash amount equal to 242/806 of the Second Consideration, and the equivalent of 564/806 of the Second Consideration in Purchaser Common Stock, based on a stock trading price corresponding to the average closing price of such Purchaser Common Stock for the 30 trading days preceding the day of the twelve-month anniversary of Completion.

      - To the extent that the Company's Operational Margin for the business year 2008 is lower than CHF 1,033,000.00, but its Operational Margin for the business year 2009 exceeds CHF 1,188,000.00 by an amount equal to at least the 2008 Shortfall, the Vendors shall be entitled to the difference between (i) the entire amount of the Second Consideration to which they would have been entitled if the Operational Margin for the business year 2008 was equal to CHF 1,033,000.00, and (ii) the actual Second Consideration paid by Purchaser with respect to the business year 2008 (the "Catch-Up Payment"). The Catch-Up Payment shall be paid by Purchaser to Vendors on the day of the twenty-four month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland) as follows: a cash amount equal to 242/806 of the Catch-Up Payment, and the equivalent to 564/806 of the Catch-Up Payment in Purchaser Common Stock, based on a stock trading price corresponding to the average closing price of such Purchaser Common Stock for the 30 trading days preceding the day of the twelve-month anniversary of Completion.

3.3 The Third Consideration shall be calculated and paid as follows: - If the Company's Operational Margin for the business year 2009 is equal to CHF 1,188,000.00, the Third Consideration shall be the sum of USD 806,000.00 to be paid on the day of the twenty four-month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland). The figure of USD 806,000.00 comprises a cash amount of USD 242,000.00 and the equivalent of USD 564,000.00 in Purchaser Common Stock, based on a stock trading price corresponding to the average closing price of such Purchaser Common Stock for the 30 trading days preceding the day of the twenty-four month anniversary of Completion.


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

- If the Company's Operational Margin for the business year 2009 is higher than CHF 1,188,000.00, the Third Consideration shall be:

            1. The sum of USD 806,000.00 to be paid on the day of the twenty-four month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland). The figure of USD 806,000.00 comprises a cash amount of USD 242,00.00 and the equivalent of USD 564,000.00 in Purchaser Common Stock, based on a stock trading price corresponding to the average closing price of such Purchaser Common Stock for the 30 trading days preceding the day of the twenty-four month anniversary of Completion; and

            2. Stock options for the Employed Vendors, which such stock options shall be issued on the day of the twenty-four month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland), subject to approval of the Board of Directors of Purchaser, and the amount of which shall be determined in accordance with the Employment Agreements.

- If the Company's Operational Margin for the business year 2009 is lower than CHF 1,188,000.00, the Third Consideration shall be paid on the day of the twenty-four month anniversary of Completion (or the closest Business Day following that date if that date is a Saturday, a Sunday or an official holiday in Switzerland) and calculated as follows:

                                          Operational Margin
      Total Third  Consideration =        ___________________ x USD 806,000.00

                                               1,188,000

      The Third Consideration comprises a cash amount equal to 242/806 of the Third Consideration, and the equivalent of 564/806 of the Third Consideration in Purchaser Common Stock, based on a stock trading price corresponding to the average closing price of such Purchaser Common Stock for the 30 trading days preceding the day of the twenty-four month anniversary of Completion.

3.4 Each cash element of the consideration referred to in clauses 3.1 to 3.3 (inclusive) shall be discharged, when due, by means of wire transfers to a trust account held by a Swiss Notary Public (the "Notary Public") to be notified in writing by the Vendors to the Purchaser. At or before Completion, the Vendors shall deliver to the Notary Public the share certificates representing all the Shares in the Company in order to allow Purchaser to become the rightful owner of the Shares upon payment of the aggregate consideration under this Agreement (i.e., the aggregate of the Initial Consideration, the Second Consideration and the Third Consideration). The Notary Public shall hold the share certificates representing the Shares, which shall be pledged in favour of Vendors under Clause 6 of this Agreement, and release them to Purchaser in accordance with the terms of the Pledge Agreement.

3.5 At Completion, Purchaser shall deliver, or cause to be delivered to the Vendors, share certificates representing that portion of the Initial Consideration payable in shares of the Purchaser Common Stock. Purchaser shall also deliver, or cause to be delivered, to Vendors share certificates representing that portion of the Second Consideration and the Third Consideration payable in shares of Purchaser Common Stock pursuant to clauses 3.2 and 3.3 of this Agreement, if any.

3.6 It is the Parties opinion that no tax is due in connection with the purchase of the Shares. Should any acts, like administrative formalities, be necessary to avoid or reduce taxes in connection with this purchase, the Parties undertake to cooperate to the extent that such cooperation may reasonably be required. Should any tax in connection with the purchase of the Shares, such as VAT or stamp duty, be due, the Purchaser undertakes to settle them and Vendors shall cooperate in good faith for the purpose of reducing such tax to the extent possible.

4.    COMPLETION

4.1 Subject to the provisions of this clause 4, Completion of the sale and purchase of the Shares shall take place at the offices of TroyGould PC located at 1801 Century Park East, 16th Floor, Los Angeles, California 90067, or such other place as the Parties may mutually agree, on December 15, 2008, or at any earlier date as shall be agreed in writing by the Parties.


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      4.1.1 The Vendors shall deliver or procure the delivery to the Purchaser of:

            (i) all the original share certificates representing all the Shares, endorsed since nominative;

            (ii)  Original registry of Shares of the Company; and

            (iii) Original and up-to-date certificates from the competent
                  Bankruptcy Office and the Debt Collection Office that Company is not subject to bankruptcy proceedings or to debt collection proceedings.

      4.1.2 The Vendors shall deliver to the Purchaser for itself and as agent for the Company:

            (i) the appropriate forms to amend the mandates given by the Company to its bankers; and

            (iv) all cash book balances of the Company as at Completion and bank statements in relation thereto as at the close of business five Business Days before Completion and certificates from each banker to the Company confirming the balance on each bank account of the Company five Business Days before Completion.

      4.1.3 The Vendors shall repay all money then owing by them to the Company whether due for payment or not.

      4.1.4 The Vendors confirm that all corporate records relating to the Company (namely the Act of Incorporation, the Articles of Association (Statuts or Statuten), all balance sheets for the last 2 years, all bills and other accounting documents for the last 2 years, all documents filed with the tax authorities for the last 2 years, all post and bank statement pertaining to all bank or post accounts previously or currently held by Company, all contracts entered into by Company, the register of Shares of Company and any and all documents necessary to carry out the business of Company are held at the Rented Premises.

5.    REPRESENTATIONS WARRANTIES AND UNDERTAKINGS

5.1 The Vendors exclude any warranty, representation and undertakings except as expressly provided in Part 1 and Part 2 of the Third Schedule to this Agreement. In other words, the Vendors do not give any warranty, representation or undertakings to Purchaser as to the Shares in the Company, as to the Company itself or as to any fact, assumption or statement made in connection with the purchase of the Shares in the Company, except as provided in Part 1 and Part 2 of the Third Schedule.

5.2 Purchaser waives all its rights to initiate proceedings against each Vendor for any breach of warranty, representation or undertakings, except as provided in Part 1 and Part 2 of the Third Schedule.

5.3 Purchaser excludes any warranty, representation and undertakings except as expressly provided in Part 3 of the Third Schedule to this Agreement. In other words, Purchaser does not give any warranty, representation or undertakings to the Vendors as to any fact, assumption or statement made in connection with the purchase of the Shares in the Company, except as provided in Part 3 of the Third Schedule.

5.4 Each Vendor waives all its rights to initiate proceedings against Purchaser for any breach of warranty, representation or undertakings, except as provided in Part 3 of the Third Schedule.

5.5   Limitation of Liability

      5.5.1 The provisions of this clause 5.5 shall limit the liability of the parties hereto in respect of the representations, warranties and undertakings given under clauses 5.1 and 5.3.

      5.5.2 For the purpose of calculating the liability of the Vendors or Purchaser in respect of any Warranty Claim hereunder:



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

            (i) there shall be no liability unless and until the aggregate sum of the amounts claimed against either of the Vendors or Purchaser (as the case may be) exceeds CHF 10,000 provided that this limitation shall cease to apply (and the whole of the amounts claimed shall be recoverable) in the event of such aggregate sum exceeding CHF 10,000;

            (ii) the aggregate liability of the Vendors in respect of all or any Warranty Claims shall not exceed the total Consideration paid by Purchaser hereunder (i.e., the aggregate of the Initial Consideration, the Second Consideration and the Third Consideration);

            (iii) the aggregate liability of Purchaser in respect of all or any
                  Warranty Claims shall not exceed the aggregate value of the Shares of the Company acquired by Purchaser hereunder as of the date of this Agreement; provided, that such aggregate liability shall not exceed the total Consideration paid by Purchaser hereunder.

            (iv) no claim by either Party in respect of any breach or alleged breach of warranty shall be enforceable unless written notice of it incorporating a brief statement of the grounds on which it is based has been given to the other Party(s) by the Party entitled to make such claim;

            (v) if a Party hereto shall pay to the other Party an amount in respect of a Warranty Claim and the receiving Party subsequently recovers from a third party a sum which compensates the same damage, then such receiving Party shall forthwith repay to the other Party the sum so recovered (after deducting all costs, charges and expenses incurred by receiving Party in recovering such sum from the third party, together with any costs charges and expenses incurred by it in obtaining the payment from other Party and all other sums (if any) then owing by receiving Party to the other Party) up to a maximum of the total amount paid by the other Party to, and received by receiving Party, in respect of such Warranty Claim;

            (v) no claim shall be made in respect of any warranty matter to the extent that the subject matter of the claim occurs as a result of or is otherwise directly attributable to any voluntary act of Company instigated after Completion;

5.6 If either Party shall become aware of a claim in respect of a breach or alleged breach of warranty (a "Warranty Claim") or of a circumstance which may give rise to a Warranty Claim under this Agreement:

      (a) it shall promptly give written notice to the other Party and shall consult fully with such other Party before incurring substantial expense in relation thereto;

      (b) it shall give other Party reasonable opportunity to investigate and make representations regarding any such Warranty Claim; and

      (c) it shall at other Party's option (to be exercised by written notice) and at the other Party's expense take such action as other Party may reasonably request to avoid, resist or compromise the Warranty Claim and to mitigate any liability in respect of which a Warranty Claim is or may be made.

5.7 Where either Party has any claim against any third party in relation to any matter in respect of which there shall have been a breach or alleged warranty breach or where the either Party receives any claim from a third party which may result in the Party having a Warranty Claim against the other Party, the other Party shall be entitled to take any reasonable action and to require any action they may reasonably request to prosecute or resist such claim (as the case may be) at the expense of such other Party, and such other Party shall further be entitled at its own expense but only in its own name(s) and not in the name of the Party with such claim, to have the conduct of any appeal, dispute, application for deferment and other forms of objection, compromise or defence thereof and of any incidental negotiations and the Party with such a claim shall give the other Party all reasonable co-operation, access and assistance at such other Party's request for the purpose of considering, prosecuting or resisting (as the case may be) such claim as such other Party may reasonably require, provided that nothing in this clause 5.7 shall entitle the Vendors to raise any action or require the Purchaser to take any action if this could result in damaging the goodwill or business of the Purchaser.


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

6.    Pledge Agreement

6.1 In order to secure the payment of the Second and Third Consideration, Purchaser undertakes to pledge the Shares in favour of the Vendors until all amounts due by Purchaser to Vendors under this Agreement are settled. The Notary Public which will receive the consideration due by Purchaser under Clause 3 shall keep in trust for Purchaser all the share certificates representing the Shares in the Company until all amounts due by Purchaser to Vendors under this Agreement are settled.

6.2 The Parties to this Agreement undertake to enter on Completion into a Pledge Agreement in respect of the Shares. The execution of this Pledge Agreement shall be a condition precedent to the entry into force if this Agreement.


7.    POST-COMPLETION OBLIGATIONS

7.1 Each of the Vendors hereby undertakes and covenants with the Purchaser on a joint and several basis by way of a further consideration for the obligations of the Purchaser under this Agreement, for the purpose of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Companies, as separate and independent agreements and as a constituent part of this Agreement that:

      7.1.1 for the period of 2 years after Completion, he will not without the prior written consent of the Purchaser, directly or indirectly, either on his own behalf or in conjunction with or on behalf of any person, firm or company carry on, be engaged, interested or concerned in carrying on, in any jurisdiction in which the Purchaser (or the Company) operates, a similar business to that of the Company, or operate any business which competes or seeks to compete with any business presently carried on by Company (Purchaser is entitled to seek an order whereby either Vendors must refrain from breaching the present clause);

      7.1.2 for the period of 2 years after Completion, he will not either on his own account or in conjunction with or on behalf of any other person, firm or company, directly or indirectly solicit, interfere with or endeavour to entice or entice away from either Company any person who is now or has during the five years preceding the date of this Agreement been a client, customer, employee, officer, manager or servant, whether or not such person will commit a breach of his contract of employment by reason of leaving service nor shall he knowingly employ or aid or assist in or procure the employment by any other person, firm or company of any such person (Purchaser is entitled to seek an order whereby either Vendors must refrain from breaching the present clause);

      7.1.3 he shall not at any time after Completion without the consent in writing of the Purchaser disclose or reveal to any person, persons, company or firm or himself use for any purpose and shall use his best endeavours to prevent the publication or disclosure of any of the confidential information concerning the organisation, business, finances, transactions or affairs of the Company or any of its clients' or customers' transactions or affairs which may or may have come to his knowledge or control;

      7.1.4 he shall assist the Company for any tax issue which may arise before or after Completion, but as to the period preceding Completion plus 2 years thereafter.

7.2 The restrictions contained in clause 7.1 are considered reasonable by the Parties to them but in the event that any such restriction is held to be invalid and would become valid if some part of it were deleted or the period or area of application were reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

7.3 The restrictions contained in the clause 7.1 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions of this Agreement.

7.4 The Purchaser hereby covenants with each of the Vendors by way of further consideration for the obligations of the Vendors under this Agreement as separate and independent agreements and as a constituent part of this Agreement that:

      7.4.1 until 31 December 2009, the Company shall have sufficient resources and personnel to enable each Company to properly and efficiently service the Company's Client Entities;

      7.4.2 until 31 December 2009, it will not alter, or allow to be altered, the registered office of the Company as at the date of this Agreement without the prior written permission of the Vendors;

      7.4.3 until 31 December 2009, it will not alter, or allow to be altered, the registered name of the Company as registered in the commercial registry of the Canton of Vaud as at the date of this Agreement without the prior written permission of the Vendors;

      7.4.4 until 31 December 2009, in respect of any business originated from the Vendors and handled by Purchaser or any of its affiliated companies ("Vendors' Business"), 10 per cent of the relevant company's net income received by the relevant company shall be included in the calculation of the Company's Operational Margin for the business years 2008 and 2009.

      7.4.5 until payment of the Third Consideration in full it will not alter, or allow to be altered, the terms of the Employment Agreements unless such alteration is made in accordance with the terms of the Employment Agreements; and

      7.4.6 until 31 December 2009 no clients of Company shall be taken over by or transferred to any other company, unless otherwise agreed in writing with Vendors.

7.5   Indirect Partial Liquidation

      7.5.1 Without intending to give any representation or warranty to that effect, the Parties assume that the sale of the Shares will not trigger any income tax consequences for the Vendors.

      7.5.2 The Purchaser is aware of the concept known in Switzerland as indirect partial liquidation (indirekte Teilliquidation/liquidation partielle indirecte, "Indirect Partial Liquidation"), of related statutory provisions, including in particular Art 20a of the Federal Act on Direct Federal Tax and Art 7a of the Federal Act on Tax Harmonisation, and of relevant case law.

      7.5.3 The Purchaser undertakes, within five years from Completion, not to take any disposition or measure in connection with either Company which causes the application by the competent Swiss tax authorities of the Indirect Partial Liquidation doctrine; for the avoidance of doubt, this shall include any disposition or measure taken by a possible subsequent purchaser of the Company.

      7.5.4 Should the Purchaser breach this undertaking, it shall hold harmless the Vendors for any tax in connection with either Company imposed on Vendors by the competent Swiss tax authorities on grounds of Indirect Partial Liquidation.

      7.5.5 Either Vendor shall upon the request of the Purchaser and at the Purchaser's cost appeal any decision rendered by tax authorities in this respect.

      7.5.6 The Parties shall make available to each other all relevant information and documentation relating to this Agreement which may assist either party in mitigating tax consequences.


8.    MISCELLANEOUS PROVISIONS

8.1   Confidentiality

      No Party, whether before or after Completion, shall issue or permit to be issued any press release or make any statement to the public relating to or in respect of any of the matters contained in this Agreement without the prior consent of the other Party being obtained (such consent not to be unreasonably withheld), save that the Purchaser may make such announcement(s) as are required the applicable United States laws. However, Purchaser is allowed to disclose this agreement for the purpose of its "road show" it intends to carry out to raise new capital.

8.2   Provision of Information

      The Vendors shall, following the date hereof and up to Completion, upon the request of the Purchaser, supply to the Purchaser and its professional advisers with such information concerning the Companies as the Purchaser may reasonably require for the purpose of complying with its legal obligations and any requirements (whether legally enforceable or not) of any regulatory body.

      The Purchaser shall, following the date hereof and up to Completion, upon the request of the Vendors, supply to the Vendors and their professional advisers with such information concerning the Companies as the Vendors may reasonably require for the purpose of complying with their legal obligations and any requirements (whether legally enforceable or not) of any regulatory body.

8.3   Prohibition of Assignment

      This Agreement shall be binding upon and enure for the benefit of the successors of the Parties, but shall not be assignable.

8.4   Entire Agreement

      This Agreement (together with any document referred to herein) constitutes the whole agreement between the Parties with respect to the subject matter of this Agreement.

8.5   Variations

      It is expressly agreed and declared that no variations hereof shall be effective unless made in writing and signed by each of the Vendors and by Purchaser.

8.6   Rescission

      Any right of rescission conferred upon the Purchaser or the Vendors hereby shall be in addition to and without prejudice to all other rights and remedies available to it or them and no exercise or failure to exercise such a right shall constitute a waiver by the Purchaser or the Vendors of any such right or remedy.

8.7   Continuation

      The provisions of this Agreement in so far as the same shall not have been performed on completion of this Agreement shall remain in full force and effect notwithstanding such completion.

8.8   Waiver

      (i) The failure of the Parties at any time or times to require performance of any provision hereof shall in no manner affect their right to enforce such provisions at a later time.

      (ii) No waiver by the Parties of any condition nor the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise in any one or more instance, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any condition or breach or a waiver of any other condition or deemed to be or construed as the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

8.9   Further Assurance

      At the request of the Purchaser, the Vendors shall (and so far as they are able shall procure that any other necessary party shall), before, at or after Completion, execute and do all such documents, acts and things as may reasonably be required subsequent to Completion by the Purchaser for assuring to or vesting in the Purchaser (including its nominee or nominees) the legal and beneficial ownership of the Shares in accordance with the provisions of this Agreement.

      At the request of Vendors, Purchaser shall (and so far as it is able shall procure that any other necessary party shall), before, at or after Completion, execute and do all such documents, acts and things as may reasonably be required subsequent to Completion by the Vendors for assuring to or vesting in the Vendors the legal and beneficial ownership of the shares in Stratus Media Group, Inc. in accordance with the provisions of this Agreement.

8.10  Costs

      Each Party to this Agreement shall pay its own costs, expenses and fees on and incidental to this Agreement and the sale and purchase of the Shares except as may otherwise be provided by this Agreement.

8.11  Set-Off

      The Parties undertake not to set-off any of their mutual claims.

8.12  Interpretation

      Nothing in this Agreement shall be construed as to create a partnership or join venture, in particular a societe simple under Articles 530 et seq. CO, between the Parties or any of them.

8.13  Notices

      Any notice required to be given by one Party hereto to the other shall be deemed validly served if delivered by hand or sent by pre-paid registered letter through the post to either Party to its address given herein or such other address or number as may from time to time be notified for this purpose and any notice so served shall be deemed to have been served if delivered upon delivery and if posted forty-eight hours after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted or delivered. Notice to Messrs. Emanuele Rossi and Vincenzo Petretti shall be deemed to constitute valid notice to all the Vendors.

8.14  Conditions precedent

      This Agreement and its Clauses shall enter into force only if and when the two following conditions are fulfilled by Completion date:

            1. Written Employment Agreements are executed; and
            2. The Pledge Agreement in respect of the Shares is executed.

      Notwithstanding the fulfilment of the two above-mentioned conditions, Clauses 8.1 to 8.6, 8.10, 8.12 - 8.16 shall bind the Parties as from the day of execution of this Agreement.

8.15  Arbitration

      Any dispute, controversy or claim arising out of or in relation to this contract, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The numbers of arbitrator shall be one. The seat of the arbitration shall be Geneva, Switzerland. The arbitration shall be conducted in the English language.


8.16  Choice of Law

      This Agreement shall exclusively be governed and construed in accordance with the laws of Switzerland.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first herein written.


/s/ EMMANUELE ROSSI                         /s/ VINCENZI PETRETTI
---------------------------                 -------------------------------
Mr. Emanuele Rossi                          Mr. Vincenzo Petretti



/s/ GIUSEPPE SCIRETTA                       /s/ PHILIPPE FAVRE
----------------------------                -------------------------------
Mr. Giuseppe Sciretta                       Mr. Philippe Favre



/s/ NICOLAS PELLOLIO                        /s/ PAUL SANCHEZ
-----------------------------               -------------------------------
Mr. Nicolas Pellolio                        Mr. Paul Sanchez



/s/ PIERANGELO BOTTINELLI                   /s/ MICHEL SCALEA
----------------------------                -------------------------------
Mr. Pierangelo Bottinelli                   Mr. Michel Scalea



/s/ ARNAUD LIGUER-LAUBHOUET                 /s/ GENNARO PETRETTI
---------------------------                 -------------------------------
Mr. Arnaud Liguer-Laubhouet                 Mr. Gennaro Petretti



/s/ PHOENIX VERMOGENSVERWALTUNG             /s/ NICOLA SAVORETTI
-------------------------------             -------------------------------
Phoenix Vermogensverwaltung                 Mr. Nicola Savoretti


/s/ PAUL FELLER
---------------
Stratus Media Group, Inc.
by Paul Feller, Chief Executive Officer

                                 FIRST SCHEDULE

                                     Part 1

                            The Vendors & the Shares

Exclusive Events S.A.

Name of Vendor                            No. of Exclusive Events S.A. Shares
--------------                            -----------------------------------
Emanuele ROSSI                            2,400.00
Vincenzo PETRETTI                         5,960.00
Giuseppe SCIRETTA                         560.00
Philippe FAVRE                            2,400.00
Nicolas PELLOLIO                          1,400.00
Paul SANCHEZ                              560.00
Pierangelo BOTTINELLI                     1,400.00
Michel SCALEA                             560.00
Arnaud LIGUER-LAUBHOUET                   1,400.00
Gennaro PETRETTI                          560.00
PHOENIX VERMOGENSVERWALTUNG               1,400.00
Nicola SAVORETTI                          1,400.00

                                 FIRST SCHEDULE

                                     Part 2

                      Particulars of Exclusive Events S.A.

Registered Number:                          CH-550.1.028.962-3
Registered in Switzerland under:            the Swiss Companies Law
Registered Office:                          Route de Champ-Colin 13, 1260 Nyon
Accounting Period:                          year to 31st December

Capital                    CHF           Shares     Class         Nominal Value
Authorised Share Capital   200'000.00    20'000     nominative    CHF 10 each
Issued Share Capital       200'000.00    20'000     nominative    CHF 10 each


Directors:
----------
Name & Address                              Executive Post       Alternate
                                            (if applicable)      (if applicable)

Petretti Vincenzo, in Gland, Switzerland    CEO &
                                            Managing Director

Favre Philippe, in Bernex, Switzerland      Technical Manager
Sciretta Giuseppe, in Lancy, Switzerland

Auditors:
---------
Name & Address
Orgafid S.A., Lausanne, Switzerland

                                 SECOND SCHEDULE

                    Particulars of Stratus Media Group, Inc.

Registered Number:  C144-1995
Jurisdiction of Incorporation:  Nevada
Registered Office: 375 N Stephanie Street, Ste. 1411, Henderson, Nevada 89074 Accounting Period: December 31

Capital                      Shares          Class                 Nominal Value
Authorised Share Capital     200,000,000     Common Stock          USD 0.001
                             5,000,000       Preferred Stock       USD 0.001

Issued Share Capital         51,000,000      Common Stock          USD 0.001


Directors:
Name & Address                          Executive Post           Alternate
                                        (if applicable)          (if applicable)
Paul Feller                             Chief Executive Officer,
Stratus Media Group, Inc.               Director
8439 West Sunset Boulevard, 3rd Floor
West Hollywood, California 90069



Auditors:
Name & Address
Goldman Parks Kurland Mohidin, LLP
Certified Public Accountants and Advisors

                                 THIRD SCHEDULE
                                     Part I


Vendor Representations and Warranties
--------------------------------------------------------------------------------

1. Each Vendor has full power, capacity, authority and all necessary consents to enter into and perform his or her obligations under this deed.

2. This Agreement will, when executed by the Vendors, constitute binding obligations of each Vendor in accordance with its terms.

3. The execution, delivery and performance by each of the Vendors of this deed will not result in a breach of, or constitute a default under, any instrument to which a Vendor is a party or by which a Vendor is bound and which is material in the context of the transactions contemplated by this Agreement.

4. Each Vendor warrants that it is the registered holder and the sole legal owner of the Shares set out opposite its name Part 1 of the First Schedule.

5. Each Vendor warrants that there is no option, right to acquire or Encumbrance over or affecting such Shares held by any of them, and such Shares are free from any security or third party interest.

6.    Each Vendor warrants and represents as follows:

      (a) Such Vendor is an "accredited investor" as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act;

      (b) Such Vendor has sufficient knowledge and experience in investing in companies similar to the Purchaser so as to be able to evaluate the risks and merits of its investment in the Purchaser and it is able financially to bear the risks thereof, has adequate means of providing for his, her or its current financial needs and possible contingencies that may face it and has no need for liquidity in its investment in the Purchaser;

      (c) It is the present intention that shares of Common Stock of the Purchaser being acquired by such Vendor pursuant to the transactions contemplated by this Agreement are being acquired for investment and not with a present view to or for sale in connection with any distribution thereof; and

      (d) Such Vendor further represents that he, she or it does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to the shares of Common Stock of Purchaser being acquired under this Agreement.

7. Each Vendor hereby acknowledges and understands that the shares of Common Stock of Purchaser issuable to such Vendor, as contemplated in this Agreement, shall be restricted securities and agrees that such restricted securities may not be sold, offered for sale, transferred, pledged, hypothecated or otherwise disposed of except in compliance with the Securities Act, and all other applicable securities laws and regulations.

                                 THIRD SCHEDULE
                                     Part 2


Company Representations and Warranties
--------------------------------------------------------------------------------


Warranty 1 - Organization; Due Authorization; Non-Contravention

1.1 The Company is duly incorporated and validly exists under the laws of the jurisdiction in which it was incorporated.

1.2   As of Completion:

      (a) No meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Company;

      (b) No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the any court has been appointed in relation to all or any material assets of the Company; and

      (c) The Company is not insolvent, and has not stopped paying its debts as and when they fall due.

1.3   The Shares:

      (a) will, as at Completion, comprise the entire issued share capital of the Company;

      (b)   are fully paid; and

      (c)   were validly issued.



1.4 There are no agreements, arrangements or understandings in force or securities issued which call for the present or future issue of, or grant to any person the right to require the issue of, any shares in the Company.

1.5   The Company does not:

      (a)   have any subsidiary; and

      (b) hold or beneficially own any share or other security of any other company, other than 10,000 shares of common stock of Bookham Inc., a Delaware corporation.

1.6 The Company has full power and authority to own its property and assets and to conduct the Business in all relevant jurisdictions and does not own property or assets or conduct any business in any place other than all such relevant jurisdictions.

1.7 The register of members/shareholders of the Company contains a true and accurate record of its members/shareholders, as of Completion.

1.8 All statutory books and records of the Company have been properly kept and are up to date with true and accurate entries and records.

1.9   The Company:

      (a) has complied with all legal requirements for the filing of returns, particulars, notices and other documents with all government and regulatory authorities;

      (b) has complied with all legal requirements in relation to the conduct of the Business and operations; and

      (c) has conducted the Business and its affairs in accordance with all applicable laws, orders, regulations, by-laws and other requirements.

1.10 Since the Company Financial Statement Date, no dividend in respect of any capital of the Company has been declared or paid nor has there been any other distribution of property or assets to members/shareholders of the Company since the Company Financial Statement Date.

1.11. The Company has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions, and to consummate the Transactions. The execution and delivery by the Company of this Agreement and any other applicable agreement, and the consummation by the Company of the Transactions, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary corporate or other action on the part of the Company, and no other action on the part of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

1.12 The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not :

      (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation, by-laws, constitution or other organizational or governing document of the Company;

      (b) contravene, conflict with, or result in a violation or breach of any provision of any law applicable to the Company;

      (c) require any consent or other action by any Person under, constitute a breach of or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets, property of the Company or the Business; or

      (d) result in the creation or imposition of any Encumbrance on any of the assets or properties of the Company.

Warranty 2 - Financial Statements

2.1 The Company Financial Statements give a true and fair view of the financial position of the Company as at the Company Financial Statement Date, and of the assets, liabilities and the results of operations of the Company for the period to which the Company Financial Statements relate.

2.2 The Company Financial Statements were prepared with due and reasonable care, in accordance with the accounting policies, principles and bases of preparation stated in those Company Financial Statements.

2.3 There have been no material changes to the financial position of the Company or of the assets, liabilities or the results of operations of the Company since the Company Financial Statement Date.


Warranty 3 - Taxation

3.1 The Company has not and will not have any liability for Tax in respect of the period ending on the date of Completion except for Taxes for which provision has been made in the Company Financial Statements or Taxes incurred in the ordinary course of business since the Company Financial Statement Date.

3.2   The Company has:

      (a)   complied with all obligations imposed on the Company by any Tax law;

      (b) filed, lodged or submitted all Tax returns and information regarding Tax and Tax matters as and when required by Tax law or requested by any Tax authority or as agreed with its tax agent with true and full disclosure of all relevant matters; and

      (c) maintained sufficient and accurate records and all other information required to support all Tax returns and information which has been or may be filed, lodged or submitted to any Tax authority or is required to be kept under any Tax law.


Warranty 4 - Litigation

4.1 The Company is not involved in any litigation or arbitration proceedings and, so far as the Vendors are aware, there are no facts likely to give rise to any such proceedings.

4.2 There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against the Company or any of the assets of the Company or the Shares.

Warranty 5 - Employees

5.1 As far as the Vendors are aware, the Company has complied with, and continues to comply with, all obligations arising under law, equity, statute (including occupational health and safety, annual leave, long service leave, tax, superannuation, workers compensation and industrial laws) and with respect to its current and former employees and contractors.

5.2 The Company has not been served with notice of a Claim, prosecution, proceedings or dispute by any statutory body, union or any current or former employee or contractor (including with respect to occupational health and safety or workers' compensation) nor is any Vendor aware of any threatened Claim or any facts of circumstances which could give rise to any such Claim.

5.3 There are no payments due by the Company in connection with the termination of any employee.

Warranty 6 - Material Contracts

6.1 As far as the Vendors are aware, no substantial reduction in revenue is likely to occur by reason of the change in control of the Company as a result of the transactions contemplated by this Agreement.

6.2 As far as the Vendors are aware, the Company is not a party to any Material Contract of which it or any other party is in default or, but for the requirements of notice or lapse of time or both, would be in default.

6.3 The Company has duly complied with and fulfilled all the material obligations and duties that it owes under any Material Contract to which it is party.

6.4 As far as the Vendors are aware, no event has occurred which may be grounds for termination of any Material Contract to which the Company is a party.

Warranty 7 - Equipment

7.1 As at Completion, the Company will own all of the assets, plant and equipment and fixtures and fittings ("Equipment") that are required to conduct the Business.

7.2 As far as the Vendors are aware, the Equipment is in a good and reasonable state of repair and condition and it is in satisfactory working order, has been regularly maintained and is currently sufficient for the purposes of conducting the Business.


Warranty 8 - Compliance with laws; Permits

8.1 As far as the Vendors are aware, the Company has complied in all material respects with all applicable laws.

8.2 As far as the Vendors are aware, the Company holds all necessary licences (including statutory licences) and consents, planning permissions, authorisations and permits for the proper carrying on of the Business, and all of those licences, consents, permissions, authorisations and permits:

      (a)   have been fully paid up;

      (b)   have been fully complied with;

      (c)   are in full force and effect; and

      (d)   are not liable to be revoked or not renewed.

8.3 As far as the Vendors are aware, there are no facts or circumstances involving the Company or its affairs which are likely to result in the revocation of or variation in any material respect of any permit, licence, authority or consent held by it.

8.4 As far as the Vendors are aware, no permit, licence, authority or consent held by the Company would be adversely affected by, or liable to be terminated revoked or varied in any material respect by reason of, a change in the ownership of the Company.

Warranty 9 - Records

As far as the Vendors are aware, the Records:

      (a) are in the physical possession of the Company located on its properties;

      (b) include all records required under, or to comply with or support any return or claim under, any applicable law (including any Tax law);

      (c) have been properly and accurately prepared and maintained in all material respects in accordance with all applicable laws and are up-to-date where legally required; and

      (d)   do not contain material inaccuracies or discrepancies of any kind.


Warranty 10 - Disclosure

10.1 No representation or warranty of the Company in this Agreement and no statement in any certificate or other agreement furnished or to be furnished by the Company pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on Completion, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.


Warranty 11 - Intellectual Property

11.1 The Company owns and/or uses all right, title and interest in the Intellectual Property Rights. The Company has not licensed any of the Intellectual Property Rights to any person and has not assigned, or in any way disposed of, any right, title or interest in the Intellectual Property Rights.

11.2  The Intellectual Property Rights are valid and enforceable.

11.3 As far as the Vendors are aware, neither the carrying on of the Business nor the use of the Intellectual Property Rights:

      (a) infringes, or is alleged to infringe, the Intellectual Property Rights or rights or other rights of any third party;

      (b) is, or is alleged to be, in breach of any obligation of confidence owed to any third party; or

      (c) is resulting, or so far as the Vendors are aware, is alleged to be resulting, in a breach of any obligation that the Company owes to any third party (including a breach of contract).


Warranty 12 - Real property

12.1 The Company does not own, hold, or is the occupier, lessee or tenant of or has any interest in any real property.


12.2  Where the interest of the Company in any real property is a leasehold:

      (a) the lease is a valid, legal and binding obligation in accordance with its terms;

      (b) the Company has duly complied with and fulfilled all its material obligations and duties under the lease; and

      (c) so far as the Vendors are aware, no event has occurred which may be grounds for termination of the lease.

Warranty 13 - Conduct of Business

13.1 Prior to the date of Completion, the Company shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the Purchaser, except in the regular course of business. Except as otherwise provided herein, the Company shall not amend any articles of incorporation, by-laws, constitution or other organizational or governing document of the Company, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.


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

                                 THIRD SCHEDULE
                                     Part 3


Purchaser Representations and Warranties
--------------------------------------------------------------------------------


Warranty 1 - Organization; Due Authorization; Non-Contravention

1.1 Purchaser is duly incorporated and validly exists under the laws of the jurisdiction in which it was incorporated, with full power and authority (corporate and other) to own, lease and operate its properties and conduct its business as currently conducted and as described in the SEC Document.

1.2   As of Completion:

      (a) No meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Purchaser;

      (b) No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the any court has been appointed in relation to all or any material assets of the Purchaser; and

      (c) The Purchaser is not insolvent, and has not stopped paying its debts as and when they fall due.

1.3 All statutory books and records of the Purchaser have been properly kept and are up to date with true and accurate entries and records.

1.4   The Purchaser:

      (a) has complied with all legal requirements for the filing of returns, particulars, notices and other documents with all government and regulatory authorities;

      (b) has complied with all legal requirements in relation to the conduct of its business and operations; and

      (c) has conducted its business, operations and affairs in accordance with all applicable laws, orders, regulations, by-laws and other requirements.

1.5 The Purchaser Common Stock issuable to the Vendors pursuant to the terms of this Agreement, when issued as contemplated hereunder, will be duly authorized, validly issued, fully paid and non-assessable shares of common stock of Purchaser.

1.6 The Purchaser has the requisite power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the consummation of the Transactions, and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and any other applicable agreement, and the consummation by the Purchaser of the Transactions, and the performance by the Purchaser of its obligations hereunder, have been duly and validly authorized by all necessary corporate or other action on the part of the Purchaser, and no other action on the part of the Purchaser is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Purchaser of the Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

1.7 The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not :

      (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation, by-laws, constitution or other organizational or governing document of the Purchaser;

      (b) contravene, conflict with, or result in a violation or breach of any provision of any law applicable to the Purchaser;

      (c) require any consent or other action by any Person under, constitute a breach of or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Purchaser is entitled under any provision of any agreement or other instrument binding upon the Purchaser or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets, property of the Purchaser or its business and operations; or

      (d) result in the creation or imposition of any Encumbrance on any of the assets or properties of the Purchaser.

Warranty 2 - Financial Statements

2.1 The financial statements of the Purchaser included in the SEC Document give a true and fair view of the financial position, assets, liabilities and the results of operations of the Purchaser for and as at the periods to which such financial statements relate, and all such financial statements were prepared with due and reasonable care, in accordance with the accounting policies, principles and bases of preparation stated therein.

2.3 There have been no material changes to the financial position of the Purchaser or of the assets, liabilities or the results of operations of the Purchaser since the date of the financial statements of the Purchaser included in the SEC Document.


Warranty 3 - Litigation

3.1 The Purchaser is not involved in any litigation or arbitration proceedings and, so far as the Purchaser is aware, there are no facts likely to give rise to any such proceedings.

3.2 There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator against the Purchaser or any of the assets of Purchaser or Purchaser Common Stock.


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